UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	August 26, 2004

EVERGREEN SOLAR, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-31687	04-3242254
(Commission File Number)	(IRS Employer Identification No.)

138 Bartlett Street
Marlboro, MA	01752
(Address of Principal Executive Offices)	(Zip Code)

(508) 357-2221
(Registrant’s Telephone Number, Including Area Code)

259 Cedar Hill Street
Marlboro, MA 01752
(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On August 26, 2004, Evergreen Solar, Inc. (the “Company”) entered into a one-year revolving credit facility in the amount of $5 million with Silicon Valley Bank pursuant to a Loan and Security Agreement dated August 26, 2004 (the “Loan Agreement”).

     The credit facility is secured by a first-priority security interest granted to Silicon Valley Bank by the Company in substantially all of the Company’s assets.

     Borrowings under the Loan Agreement bear interest at a rate per annum equal to the sum of 2% and the “Prime Rate”, which is defined in the Loan Agreement as the greater of 4.00% or the rate announced from time to time by Silicon Valley Bank as its “Prime Rate”.

     Interest is payable on a monthly basis with the principal payable upon the maturity date of the credit facility, the maturity date being 364 days from the date of the Loan Agreement. However, upon the occurrence and during the continuance of any event of default set forth in the Loan Agreement, Silicon Valley Bank may accelerate and declare all or any portion of the Company’s obligations to Silicon Valley Bank due and payable.

     The repayment obligations of the Company are guaranteed by the Company’s wholly owned subsidiary, Evergreen Solar Securities Corp.

     The Loan Agreement contains certain financial and other covenants that restrict the Company’s ability to, among other things, dispose of property, incur indebtedness, make certain acquisitions, merge into another entity, declare or pay dividends above an aggregate threshold of $500,000 and redeem, retire, repurchase or otherwise acquire shares of capital stock of the Company in excess of $500,000 in the aggregate. In addition, the Company must comply with certain financial thresholds including minimum tangible net worth and minimum cash or excess availability.

     As of August 27, 2004, the Company has not drawn down any loan amount under the revolving line of credit.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERGREEN SOLAR, INC. (Registrant)

Date August 27, 2004	By:	/s/ Richard G. Chleboski Richard G. Chleboski Chief Financial Officer, Vice President, Treasurer and Secretary